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                                                                    EXHIBIT 99.1


                                  PRESS RELEASE

     PACIFICARE HEALTH SYSTEMS ANNOUNCES EXPIRATION OF CONSENT SOLICITATION
                       AND SETS TENDER OFFER PRICING TERMS

SANTA ANA, CALIF., JUNE 15, 2001 -- PacifiCare Health Systems, Inc. (NASDAQ:
PHSY) today announced that it has received the noteholder consents required to enable the elimination of substantially all restrictive covenants and certain events of default provisions in the indenture (the "Indenture") governing the outstanding $100 million of 7% Senior Notes due 2003 (the "Notes") of PacifiCare Health Plan Administrators, Inc., a wholly-owned subsidiary of the Company, and to certain waivers under the Indenture, as described in the Offer to Purchase and Consent Solicitation Statement dated June 1, 2001 (the "Offer to Purchase").

Under the terms described in the Offer to Purchase, the consent solicitation expired as of 5:00 p.m., New York City time, on June 14, 2001 (the "Consent Time"). The supplemental indenture setting forth such amendments will be executed as soon as practicable after the Consent Time.

In addition, the Company today announced the pricing terms for its cash tender offer for all of the Notes. The total consideration, determined according to a previously announced pricing formula, is $1,047.97 per $1,000 principal amount, plus accrued interest. This amount includes a consent fee of $30 per $1,000 principal amount, payable to those holders who validly tendered prior to the Consent Time.

The tender offer for the Notes will expire at 12:00 noon, New York City time, on Tuesday, July 3, 2001, unless extended or terminated (the "Expiration Time"). For Notes tendered after the Consent Time and prior to the Expiration Time, the tender offer consideration will be $1,017.97 per $1,000 principal amount, plus accrued interest to the settlement date of the tender offer.

If the tender offer is extended for a period longer than ten business days from the Expiration Time, the Company will establish a new price determination date, which will be at least ten business days prior to the new expiration time, and the pricing terms and consideration may change.

The tender offer and consent solicitation are subject to a number of conditions which are set forth in the Offer to Purchase, including without limitation:

o holders of the Notes having validly tendered (and not withdrawn) by the Expiration Time, Notes representing not less than a majority in aggregate principal amount of the Notes, and

o the Company obtaining financing to pay the consideration, costs and fees of the tender offer and consent solicitation on terms acceptable to the Company.

Morgan Stanley is acting as the Dealer Manager and Solicitation Agent in connection with the tender offer and consent solicitation, and can be reached at
(877) 445-0397. Requests for assistance or additional copies of the tender offer materials may be directed to Georgeson Shareholder Communications, Inc., the Information Agent, at (800) 223-2064.

This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indenture. The tender offer and the consent solicitation are made solely by the Offer to Purchase.

Dedicated to making people's lives better, PacifiCare Health Systems is one of the nation's largest health care services companies with approximately $12 billion in annual revenues. Primary operations include managed care and other health insurance products for employer groups and Medicare beneficiaries in eight states and Guam, serving approximately 3.7 million members. Other specialty products and operations include behavioral health services, life and health insurance, dental and vision services and pharmacy benefit management. More information on PacifiCare Health Systems can be obtained at www.pacificare.com.

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CONTACT:

Suzanne Shirley
Investor Relations
(714) 825-5491